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                                                                   EXHIBIT 10.11



October 29, 1998


Yoshikazu Hatsukano

Dear Hatsukano-san:

This letter is to confirm in writing the terms of your employment with our company, FormFactor, KK (hereinafter called the Company) under the following terms and conditions. Your employment with FormFactor, KK as the President will begin on or about December 1998. In your role as President of FormFactor, KK you will report to Igor Khandros, Director of FormFactor KK and President and Chief Executive Officer of FormFactor, Inc.

Your starting salary will be as follows: You will be paid a monthly salary of
(Y)1,733,400 and $5,416.67. It is Company policy that job performance and base salary be reviewed each calendar year. Please be advised that depending on future sales goals. FormFactor, KK reserves the right to revise compensation plans which could result in the introduction of a combination of base salary and commissions or bonuses which could alter the method of payment of your annual gross earnings.

HOUSING ALLOWANCE
The Company agrees to pay rental costs of an apartment plus reasonable utility expenses. You agree to pay 35% of the cost of rent to the Company. You agree to maintain an office in the apartment and to provide access to the apartment for business and business entertainment purposes, as requested by the Company.

AUTO BENEFIT
You will be eligible to receive a company leased automobile.

SOCIAL INSURANCE
Health and welfare insurance, workmen's accident compensation and unemployment insurance benefits will be provided to you by the Company on the basis of the related insurance laws.

HOLIDAYS
FormFactor KK observes, with pay, those Japanese National Holidays specified by the Company at the beginning of each calendar year.

VACATION
You are entitled to ten (10) working days per year as paid vacation. You will be eligible to carry up to a maximum of 20 days paid vacation.

SEVERANCE PAYMENT
In the event of your termination from the Company you will receive a severance benefit

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Page Two
Terms of Employment
Yoshikazu Hatsukano


equal to one months' base salary for each year of service with the company. In determining the calculation for this payment, service for a partial year will be prorated.

NOTICE
In the event that you desire to terminate this agreement we request that a thirty (30) day notice shall be submitted.

In the event that the Company desires to terminate this agreement, due to unavoidable circumstances/reasons or causes for which it is deemed that you are responsible according to the Japan Labor Standards, we shall give you a thirty
(30) day notice.

In the event that the Company desires to terminate this agreement due to reasons other than the above, a thirty (30) day notice shall be submitted and a termination payment (in addition to your Severance Payment) equivalent to one month's salary shall be provided to you.

As you are aware, in accordance with the laws of Japan, you must not reveal any secrets, information or details regarding financial, commercial or technical matters of the Company. Your employment will not become effective until you have signed and returned the Company's Employment, Confidential Information and Invention Assignment Agreement.

If you are in agreement with the above terms, please indicate so by signing below and returning an original, signed copy to me. You may keep an original for your files. Should you have any questions or comments about this agreement, please feel free to call me or send me an e-mail message to which I will promptly respond.

Hatsukano-san, we are extremely happy to have you join, FormFactor, KK. Please know that everyone at FormFactor is dedicated to the success of the company and each of its employees. We appreciate the hard work ahead for everyone and will do our best to work together as a team. With great sincerity, we welcome you to the Company.



                                        /s/ Igor Y. Khandros

                                        Igor Khandros
                                        Director
                                        FormFactor, KK

I agree to the above terms of employment.


    /s/ Yoshikazu Hatsukano                 11/19/98
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Yoshikazu Hatsukano                     Date